Exhibit 99.1

Banner Acquisition Corp. Announces Separate Trading of its Class A Common Stock and Redeemable Warrants, Commencing October 29, 2021

Lehi, Utah, October 28, 2021 — Banner Acquisition Corp. (the “Company”) today announced that commencing October 29, 2021, holders of the units (the “Units”) sold in the Company’s initial public offering may elect to separately trade the shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”) and redeemable warrants included in the Units. Each Unit consists of one shares of Class A Common Stock and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of our Class A Common Stock at a price of $11.50 per share, subject to adjustment. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The shares of Class A Common Stock and whole redeemable warrants that are separated will trade on the NASDAQ Stock Market (the “NASDAQ”) under the symbols “BNNR” and “BNNRW,” respectively. Those Units not separated will continue to trade on the NASDAQ under the symbol “BNNRU.” Holders of the Units will need to have their brokers contact American Stock Transfer & Trust Company, LLC, the Company’s transfer agent, in order to separate the holders’ Units into shares of Class A Common Stock and redeemable warrants.

The Units were initially offered by the Company in an underwritten offering. BofA Securities, Inc. acted as sole book running manager and underwriter for the offering.

A registration statement relating to the Units and the underlying securities became effective on September 7, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. A copy of the final prospectus relating to the offering may be obtained for free by visiting the U.S. Securities and Exchange Commission (the “SEC”) website at http://www.sec.gov.

ABOUT BANNER ACQUISITION CORP.

Banner Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company intends to seek partnership with family-owned or founder-led businesses and industry-leading, tenured management teams looking to continue their significant ownership in the business that they have built for the long-term.

Banner Acquisition Corp. is sponsored by an affiliate of Banner Ventures and led by Christopher Christensen, who serves as Chairman of the Board, and Tanner Ainge, who serves as Chief Executive Officer and Director.

FORWARD LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Banner Acquisition Corp.

Tanner Ainge

tanner@banner.ventures